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Exhibit 10.36

March 8, 2013

WITHOUT PREJUDICE
VIA E-MAIL

Mr. Edward Bereznicki

Dear Ed:

RE:
Termination of Employment—Settlement Offer

        Further to your email on Thursday, March 7, 2013, please find below the revised offer of Lone Pine Resources Canada Ltd. (the "Company"):

        1.     The effective date of the termination of your employment is February 27, 2013 (the "Termination Date").

        2.     The Company will pay you all wages and benefits, less statutory deductions, for up to and including the Termination Date.

        3.     The Company will pay you all accrued and unused accrued vacation pay owing to you as soon as possible under the payroll system after the Termination Date.

        4.     The Company will provide you with a lump sum payment in the amount of $300,000, less statutory deductions (the "Severance Payment"). The Severance Payment is in lieu of all salary, bonus, benefits or other remuneration provided by the Company to you and is inclusive of any and all entitlements on termination of employment, including notice and/or termination pay, under applicable employment standards legislation and at common law. All dollar amounts in this letter are expressed in Canadian dollars.

        5.     The 26,000 Phantom Stock Units remaining from the grant of 39,000 Phantom Stock Units that were awarded to you on July 1, 2011 will be dealt with in accordance with the Phantom Stock Unit (RSU Award) Agreement for Canadian Employee Grantees between you and Lone Pine Resources Inc. and the Lone Pine Resources Inc. 2011 Stock Incentive Plan (the "Plan"). Accordingly, you will receive a cash payment in the amount of $16,256.50, which is equal to the Fair Market Value (as defined in the Plan) of those units as of the Termination Date, less applicable statutory withholdings.

        6.     The 45,921 Phantom Stock Units remaining from the grant of 68,882 Phantom Stock Units that were awarded to you on January 12, 2012 will be dealt with in accordance with the Phantom Stock Unit (RSU Award) Agreement for Canadian Employee Grantees between you and Lone Pine Resources Inc. and the Plan. Accordingly, you will be issued 28,013 shares of Common Stock, representing the 45,921 shares of Common Stock remaining issuable in respect of the award, with a reduction to account for a "trade for taxes" at 39%.

        7.     The 17,515 of the 52,545 Stock Options that were granted to you on January 12, 2012 and that have vested as of the Termination Date will be exercisable by you for a period of three months following the Termination Date. The remaining 35,030 Stock Options have not vested as of the Termination Date, and are therefore forfeited, effective as of the Termination Date. You are solely responsible for exercising your stock options according to the terms of the Stock Option Agreement between you and Lone Pine Resources Inc.

        8.     The 246,341 Phantom Stock Units that were awarded to you on January 15, 2013 will be dealt with in accordance with the Phantom Stock Unit (RSU Award) Agreement for Canadian Employee Grantees between you and Lone Pine Resources Inc. and the Plan. Accordingly, you will receive a cash payment in the amount of $154,024.71, which is equal to the Fair Market Value (as defined in the Plan) of those units as of the Termination Date, less applicable statutory withholdings.

        9.     The 293,370 Performance Units awarded to you on January 15, 2013 will be dealt with in accordance with the Performance Unit Award Agreement for Canadian Grantees between you and Lone Pine Resources Inc. and the Plan. Accordingly, you will be issued 224,768 shares of Common Stock, calculated in accordance with section 4(b) of such agreement as of the Termination Date (the number of Earned Performance Units being equal to 125.6% of the Initial Performance Units), and with a reduction to account for a "trade for taxes" at 39%.

        10.   The Company will continue your health and dental benefits until April 30, 2013. You will be solely responsible for arranging for continued benefits coverage beyond April 30, 2013 by contacting Dave Musgrave at Renfrew Insurance Ltd. at (403) 299-2853.

        11.   All other benefits aside from health and dental will cease as of March 8, 2013. You will be solely responsible for arranging for continued benefits coverage beyond March 8, 2013 by contacting Dave Musgrave at Renfrew Insurance Ltd. at (403) 299-2853.

        12.   You will return all Company property (including, without limitation, building and parking access cards, office keys and iPad) to Human Resources by the close of business on March 13, 2013.

        13.   All payments pursuant to Sections 4, 5 and 8 of this letter shall be made within five (5) days of your acceptance of this settlement and execution of the enclosed Release, as defined below.

        14.   All issuances pursuant to Sections 6 and 9 of this letter shall be made within five (5) days of your acceptance of this settlement and execution of the enclosed Release, as defined below.

        15.   The Company confirms that its directors and officers insurance coverage covers all past, present and future directors and officers for both existing and future claims. The Company will maintain such coverage at the current level, subject to change in ownership. Additionally, we have attached a copy of the relevant Company bylaws for your reference, which confirm indemnification coverage.

        This settlement offer and payment of the Severance Payment is conditional on you executing the enclosed Release and Confidentiality Agreement (the "Release"), thereby releasing the Company from any and all claims, causes of action, demands, obligations, agreements, promises, liability, damages, costs and fees arising out of or relating to your employment. This Release includes the termination of all benefits relating to your employment. We encourage you to have counsel review the Release and the settlement terms contained in this notice of termination.

        Our settlement offer remains open for acceptance until March 13, 2013 at 4:00 PM MST.

        You can elect to accept the settlement conditions contained in this letter by executing a copy of this letter and the attached Release and returning them to me.

Yours truly,

/s/ DONALD MCKENZIE
Donald McKenzie
Chairman, Compensation Committee
LONE PINE RESOURCES INC.

        "I accept the terms and conditions of settlement contained in this termination letter and the attached Release and Confidentiality Agreement."

Dated the 13th day of March, 2013.

/s/ EDWARD J. BEREZNICKI EDWARD J. BEREZNICKI

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  Exhibit 10.36